UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2008

MANDALAY MEDIA, INC.
(Exact name of registrant as specified in its charter)

Delaware	00-10039	22-2267658
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2121 Avenue of the Stars, Suite 2550
Los Angeles, CA 90067
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (310) 601-2500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 16, 2008, Mandalay Media, Inc. (“Mandalay”) provided a bridge loan of $2,000,000 to Green Screen Interactive Software, Inc., a Delaware corporation (“Green Screen”). Mandalay purchased a Convertible Secured Promissory Note in the aggregate principal amount of $2,000,000 (the “Note”) from Green Screen. The Note matures at any time on or after October 15, 2008 (the “Maturity Date”), within five business days of written demand by Mandalay, unless it has been prepaid or converted in accordance with the terms of the Note. The Note will initially bear interest at a rate of 10% per annum (increasing after a certain period of time or on default). The Note is convertible into equity securities of Green Screen at the option of Mandalay.

In connection with the bridge loan, Green Screen granted Mandalay a first priority security interest in and to all of Green Screen’s tangible and intangible assets. Mandalay’s security interest will rank senior in priority to any current or future obligations of Green Screen, except for a $5 million line of credit which Green Screen may seek to obtain. The Note is also guaranteed by a stockholder of Green Screen in favor on Mandalay, until the time upon which Green Screen secures the line of credit.

Mandalay made the bridge loan to Green Screen in connection with the potential acquisition of Green Screen. As announced by Mandalay on May 22, 2008, Mandalay and Green Screen are currently in negotiations as to such acquisition. Any potential acquisition is subject to, among other things, due diligence and the execution of definitive agreements. There can be no assurance that the acquisition will be consummated.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Number	Description

99.1	Press Release dated May 22, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANDALAY MEDIA, INC.

Date: May 22, 2008	By:	/s/ James Lefkowitz
James Lefkowitz
President

EXHIBIT INDEX

Exhibit
No.	Description
99.1	Press Release dated May 22, 2008